SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

                     Certification and Notice of Termination
                       of Registration under Section 12(g)
                     of the Securities Exchange Act of 1934
                      or Suspension of Duty to File Reports
                         under Sections 13(d) and 15(d)
                     of the Securities Exchange Act of 1934

                         COMMISSION FILE NUMBER 0-21519

               INTERNATIONAL TELECOMMUNICATION DATA SYSTEMS, INC.
             (Exact name of Registrant as specified in its charter)

               International Telecommunication Data Systems, Inc.
                               225 High Ridge Road
                               Stamford, CT 06905
                                  (203)329-3300
   (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                  Common Stock, par value $.01 per share
                            (Title of each class of
                        securities covered by this Form)

                                      None
(Title of all other classes of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)       [X]     Rule 12h-3(b)(1)(ii)        [ ]
         Rule 12g-4(a)(1)(ii)      [ ]     Rule 12h-3(b)(2)(i)         [ ]
         Rule 12g-4(a)(2)(i)       [ ]     Rule 12h-3(b)(2)(ii)        [ ]
         Rule 12g-4(a)(2)(ii)      [ ]     Rule 15d-6                  [ ]
         Rule 12h-3(b)(1)(i)       [X]

          Approximate number of holders of record as of the certification or notice date: One.

          Pursuant to the requirements of the Securities Exchange Act of 1934, International Telecommunication Data Systems, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


November 30, 1999


                                    By:     INTERNATIONAL TELECOMMUNICATION
                                            DATA SYSTEMS, INC.


                                              /s/ PETER L. MASANOTTI
                                    By:
                                            Name:  Peter L. Masanotti
                                            Title: Executive Vice-President/
                                                   General Counsel